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------                           U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0298
[ ] Check this box if no                                                                              Expires:     December 31, 2001
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Please Print or Type Responses)
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
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                  Perceptronics, Inc.                           to Issuer (Check all applicable)
    Abdulaziz Bin Fahad Bin Abdullah              Trading Symbol: PCTR
---------------------------------------------  ----------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
    P.O. Box 9447                                 Number of Reporting        Month/Year             Officer (give    Other (Specify
---------------------------------------------     Person, if an entity       August 2001        ----        title ---       below)
                 (Street)                         (Voluntary)             ------------------                below)
    Riyadh 11413, Kingdom of Saudi Arabia                                 5. If Amendment,
---------------------------------------------  --------------------------    Date of Original --------------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5. Amount of Se-    6. Owner-     7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)          curities Benefi-    ship          of In-
                                   Date        Code         (Instr. 3, 4 and 5)         cially Owned at     Form:         direct
                                               (Instr. 8)                               End of Month        Direct        Benefi-
                                  (Month/                                               (Instr. 3 and 4)    (D) or        cial
                                   Day/     ---------------------------------------                         Indirect      Owner-
                                   Year)    Code    V      Amount   (A) or    Price                         (I)           ship
                                                                    (D)                                     (Instr. 4)    (Instr. 4)
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                                                                                                                         By Global
Common Stock                August 3, 2001   X           1,363,636   A        $0.22         3,863,636           I          Alpha
                                                                                                                        Corporation
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Reminder: Report on a separate line for each class of securities           POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
          beneficially owned directly or indirectly.                       INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO
 *If the form is filed by more than one reporting person,                  RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID
  see instruction 4(b)(v).                                                 OMB CONTROL NUMBER.

                                                                                                                         (Over)
                                                                                                                     SEC 1474 (3-99)

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-                Amount or
                                                    -------------------------- Exer-   tion       Title       Number of
                                                    Code  V     (A)     (D)    cisable Date                   Shares
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Warrant (right to buy)       $0.22       8/3/2001   D(1)              6,058,222        8/3/2001 Common Stock 6,058,222
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Warrant (right to buy)       $0.23       8/3/2001   D(1)              6,058,222       10/2/2001 Common Stock 6,058,222
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Warrant (right to buy)       $0.22       8/3/2001         A   1,363,636        Immed.  8/7/2001 Common Stock 1,363,636
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Warrant (right to buy)       $0.22       8/3/2001         A   1,363,636        Immed.  9/7/2001 Common Stock 1,363,636
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Warrant (right to buy)       $0.22       8/3/2001         A   1,363,636        Immed. 10/5/2001 Common Stock 1,363,636
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Warrant (right to buy)       $0.22       8/3/2001         A   1,363,636        Immed. 11/9/2001 Common Stock 1,363,636
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Warrant (right to buy)       $0.2255     8/3/2001         A   1,330,593        Immed. 12/7/2001 Common Stock 1,330,593
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Warrant (right to buy)       $0.23       8/3/2001         A   1,304,348        Immed.  1/4/2002 Common Stock 1,304,348
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Warrant (right to buy)       $0.23       8/3/2001         A   1,304,348        Immed.  2/8/2002 Common Stock 1,304,348
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Warrant (right to buy)       $0.23       8/3/2001         A   1,304,348        Immed.  3/8/2002 Common Stock 1,304,348
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Warrant (right to buy)       $0.23       8/3/2001         A   1,418,261        Immed.  4/5/2002 Common Stock 1,418,261
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Warrant (right to buy)       $0.22       8/3/2001    X               1,363,636 Immed.  8/7/2001 Common Stock 1,363,636
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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      0                       I                         (2)
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      0                       I                         (2)
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1,363,636                     I                         (2)
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1,363,636                     I                         (2)
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1,363,636                     I                         (2)
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1,363,636                     I                         (2)
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1,330,593                     I                         (2)
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1,304,348                     I                         (2)
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1,304,348                     I                         (2)
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1,304,348                     I                         (2)
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1,418,261                     I                         (2)
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      0                       I                         (2)
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(1) Cancellation of warrant in connection with issuance of replacement warrants.

(2) By Global Alpha Corporation.

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/ ABDULAZIZ BIN FAHAD BIN ABDULLAH
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                   --------------------------------------
                                                                                              **Signature of Reporting Person
Note: File three copies of this Form, one of which must be manually signed.                     Abdulaziz Bin Fahad Bin Abdullah
      If space is insufficient, see Instruction 6 for procedure.                                                     August 31, 2001
                                                                                                                     ---------------
                                                                                                                          Date

Potential persons who are to respond to the collection of information contained in this form are                              Page 2
not required to respond unless the form displays a currently valid OMB Number.                                       SEC 1474 (3-99)
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